Exhibit 18




June 11, 1998


AnnTaylor Stores Corporation
142 West 57th Street
New York, NY  10019


At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended May 2, 1998, of the facts relating to the Company's change in its method of inventory valuation from the retail method to the average cost method. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

We have not audited any consolidated financial statements of AnnTaylor Stores Corporation and its consolidated subsidiaries as of any date or for any period subsequent to January 31, 1998. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of AnnTaylor Stores Corporation and its consolidated subsidiaries as of any date or for any period subsequent to January 31, 1998.


Yours truly,



DELOITTE & TOUCHE LLP
New York, New York